GenZon Times Square Lease Contract [Unofficial Translation]

Lessor (Party A): Shenzhen Jinchenglong Entity Co. Ltd.

Lessee (Party B): Shenzhen Junlong Cultural Communication Co. Ltd. (Number of certificate: 440307103077087)

In accordance with the Contract Law of the People’s Republic of China, the Real Estate Regulation of the People’s Republic of China, Shenzhen Special Economic Zone Housing Lease Regulation and relevant laws and regulations, Party A and Party B, on the basis of equality and free will, hereby enter into this Contract with respect to the matters regarding the lease of the Premises (as defined below), on the terms and subject to the conditions as set forth below:

Article 1 Basic Information on the Premises

The house is located at Suite 1707, 17F, Block A, GenZon Times Square, Longcheng Blvd and Longfu Blvd, Longgang District, Shenzhen, with a construction area of 411.14 square meters (All the charging items in this contract are regarding this area, except indicated otherwise ).

Article 2 Lease Term

1.	The lease term of the Premises will be three years, commencing on March 15, 2012 and ending on March 14, 2015.

2.	The rent only means the rant of this premises, the property management fee, utility fee, discarded sewage fee, Disposal fee, air condition fee, Cable TV fee, internet surfing fee, parking fee and other relevant fees are not included in the rent. Party B should start paying rent from May 15 2012, and start paying property management fees and other fees from March 15, 2012.

Article 3 Use of the Premises

Party B rents this premises for the use of office. Without the written consent of Party A, Party B can’t change the use of this premise.

Article 4 Payment        1. Expense Category

1)	Rent:

For the first year, the rent is RMB 66 per square meter per month, therefore the monthly rent is RMB twenty-seven thousand one hundred and thirty-five Yuan and twenty-four Fen (in figures: RMB27,135.24); The rent goes up by 8% for the second year, which means the rent is RMB 71.28 per square meter per month, therefore the monthly rent is RMB twenty-nine thousand three hundred and six Yuan and six Fen (in figures: RMB29,306.06); The rent goes up by another 8% for the third year, which means the rent is RMB 76.98 per square meter per month, therefore the monthly rent is RMB thirty-one thousand six hundred and forty-nine Yuan and fifty-six Fen (in figures: RMB31,649.56).

2)       Air conditioning fee: The building uses electronic billing system, the air conditioning fee is charged based on the flow calculation, the standard is: from Monday to Saturday 08:00 to 19:00, we charge RMB 1.00 per KWh, from Monday to Saturday 19:01 to 23:00, and Sundays and bank holidays, we charge RMB 1.50 per KWh, from Monday to Sunday and bank holidays 23:01 to 08:00, we charge RMB 3.00 per KWh.

From August 1st, 2014, the standard of air conditioning fee will be charged differently, Party B agrees to pay for the air conditioning fee accordingly.

Air conditioning flow calculation: the leasing area+ public area consumption (distributed according to the leasing area).

During the lease period, in case of adjustment of the applicable national policies regarding the water prices and ice storage air conditioning electricity prices, the air conditioning fee shall be adjusted according to the new policies.

3)	Air condition maintenance fee: RMB 2.40 Yuan per square meter per month, starting from March 15th 2012.

4)	Building body maintenance fund: RMB 0.25 Yuan per square meter per month, starting from March 15th 2012 (charged according to government regulations and standards, and this fee is only provided with a receipt).

5)	During the lease period, Party A will collect and remit the utility fees for Party B. These utility prices are adjusted according to applicable national prices (It is charged according to Shenzhen Power Supply Bureau’s ordinary electricity category-Business, Service industry electricity charges + power lost cost estimates).

The public water fee of the whole building will be distributed to Party B according to its leasing area percentage (if the lessee only leases a part of the whole floor), if Party B leases the whole floor, then the public water fee for that entire floor shall be paid by Party B.

6)	Parking fee: For monthly paring card and temporary parking prices, please check the government guidance.

7)	Other charges: Customer service center will price these charges according to government documented regulations or market regulations, and put them in the building’s bulletin board.

8)	Disposal fee: Please check the government guidance.

2.	Method of payment

1)	The rent should be paid by month: Party B shall pay for the current month rent on or before the 5th day of every month.

2)	Party B shall pay the air condition maintenance fee, building body maintenance fund of the current month and utility fee, disposal fee and air conditioning fee, etc for the previous month on or before the 5th day of every month.

The rent, air condition maintenance fee, building body maintenance fund, utility fees, disposal fee, air conditioning fee, etc., should be transferred to the account below:

Account name: Shenzhen Jinchenglong Entity Co. Ltd.

Bank name:          Agricultural Bank of China Shenzhen Science and Technology Park Branch

Account number: 41003200040018122

In the event where Party B fails to remit the above fees, according to the number of days, Party B shall be liable to pay Party A a 5‰ of the total amount due every day as liquidated damages.

3)	On or before the 5th day of every month, Party B shall remit payment to property management company for its parking fees and property management fees. Failure to do so will cause Party B to pay liquidated damages set upon by the preceding paragraph.

3.	Lease deposit

On the day that this contract is signed, Party B shall remit the following 1) and 2), the total amount is RMB eighty-five thousand five hundred and seventeen Yuan and twelve Fen (in figures: RMB85,517.12).

1)	That is two months rent as the lease deposit, RMB fifty-four thousand two hundred and seventy Yuan and forty-eight Fen (in figures: RMB54,270.48), and one month rent in advance, RMB twenty-seven thousand one hundred and thirty-five Yuan and twenty-four Fen (in figures: RMB27,135.24).

2)	Utility fees and air conditioning running revolving funds are RMB 10.00 Yuan per square meter, that is RMB four thousand one hundred and eleven Yuan and forty Fen (in figures: RMB4,111.40)

3)	Upon expiry of the lease term, if neither party intends to renew this contract, Party A shall refund Party B all the lease deposit and utility fees and air conditioning running revolving funds within 30 days of repossessing the premises under the condition that Party B fully paid all the relevant fees (including, but not limited to the rent, air conditioning fees, utility fees, property management fees etc.), and there is no case of any breach of this contract.

Article 5 Description of property management and cost

1)	The property management company for GenZon Times Square is Zhonghai property management Co. Ltd. During the lease period, if the property management company shall be changed, Party A will inform Party B with a written notice

2)	The current billing standard of the property management fees is RMB 8.20 per square meter. The property management company uses commission system, where the management office will announce the income and expenditure of the property management fee on a regular basis. When the gains and losses of the property management fees are not balanced, the owners’ meeting will have owners vote to adjust the charging standard, once approved, the new charging standard will be filed to the local government, and then it will be enforced to apply.

3)	Party B shall remit property management deposit that equals to two months of management fee from the day this lease is effective. Upon expiry of the lease term, if neither party intends to renew this lease, the property management company shall refund Party B all the property management deposit within 30 days of Party A repossessing the premises under the condition that Party B fully paid all the relevant fees (including, but not limited to the rent, air conditioning fees, utility fees, property management fees etc.), and there is no case of any breach of this lease.

4)	Party A is responsible for paying the land use tax for rental housing, taxes generated by the real estate leasing, rental management fees and other taxes that the laws and regulations require Party A to pay. Party B is responsible for paying all the taxes that the laws and regulations require them to pay.

Article 6 Party A’s rights and obligations

1.	Party A’s rights

1)	Party A reserves the rights to monitor and check on the premises on a regular basis.

2)	In the case that Party B wants to modify the main building structure, the load-bearing structure, the purpose of the property, or inappropriately use the property, Party A reserves the rights to stop Party B from doing so, and Party A shall have the rights to order Party B to make amends within a time limit. Party B shall bear all the consequences, and Party B shall be liable for all the costs arising therefrom.

3)	Party A reserves the rights charge Party A for the relevant fees, regarding Party B’s breach of contract, Party A shall have the rights to take appropriate action, and Party B shall be liable for all the consequences and costs arising therefrom.

4)	Upon the expiry of the lease, or if the lease is terminated earlier than the expiry date, Party A shall have the rights to repossess the premises, if Party B has outstanding fees, Party A shall reserve the right to hold the belongings in the premises, also Party A reserves the right to put those belongings for sale or auction without going through judicial procedures, and use the funds gained from the sale to cover the outstanding fees, if the funds are not enough, Party A is entitled to recover the arrears.

2.	Party A’s obligations

1)	Party A is obligated to handover the premises to Party B on or before March 15th 2012, pursuant to the provisions in this lease.

2)	Party A is obligated to guarantee that Party A has the right to lawfully lease the premises.

3)	Party A is obligated to provide rental tax receipts.

Article 7 Party B’s rights and obligations

1.	Party B’s rights

1)	Party B is entitled to renew this lease 3 months prior to the expiry date with written application, if Party A agrees to renew this lease, both Parties shall negotiate and sign a new lease.

2)	During the lease period, Party B is entitled to use the premises and the public facilities in the building.

3)	During the lease period, Party b is entitled to give reasonable suggestions and advices regarding the property management services, and if the property management company failed to handle them in time, Party B is entitled to file the complaints directly to Party A.

2.	Party B’s Obligations

1)	During the lease period, Party B shall properly use the premises and relevant facilities and equipment pursuant to the provisions of the lease, in the case of any damages, Party B shall compensate according to the prices.

2)	Party B shall pay for rent, utilities, air conditioning fees, property management fees and all other relevant charges on time every month.

3)	Party B shall guarantee not to produce any noises and pollution, and fully comply with Shenzhen and National environmental regulations.

4)	Party B accepts and cooperates with the property management company in regarding to the maintenance and repair of the equipment and garden.

5)	During the lease period, with the approval by Party A, Party B shall renovate the premises. Party B shall apply for approval from the property management company with the renovation plan before implementing it, Party B shall acquire the decoration clearance from management office, and during renovation, Party B shall strictly comply with the <Settled Manual>, <Second Installation Manual> and <Tenant Manual>. Party B shall not change the main building structure, the load-bearing structure and the purpose of the property, it shall not violate the provisions of the relevant laws and regulations for the People’s Republic of China and Shenzhen (including the provisions of environmental law and the fire departments). Party B shall also guarantee that the condition of the property is environmental friendly and fire safety approved, otherwise Party B shall bear all the consequences and costs, and Party B shall be held responsible for any losses caused for Party A.

6)	If Party B wishes to increase the electricity capacity of the property, Party B should file a written application to Party A, and the construction shall not be carried on without Party A’s consent. All costs and the electricity fees generated by this capacity increase should be fully liable by Party B. The capacity increase is solely from Party B’s demands, upon the expiry or termination of the lease, the relevant capacity increase will be repossessed by Party A, without Party A paying any compensation to Party B.

7)	Party B shall not sub-let or sub-lend the premises to any third party without Party A’s written consent.

8)	If the property is already furnished, then it should be handed over to Party B as it is. During the lease period, Party B is liable for all the charges to maintain or repair the property interior (including the furnished parts that already existed before the handover).

9)	Upon the expiry or lawfully termination of the lease, Party B shall remove all the portable furniture and electrical appliance, all the fixed decorations will be left for Party A without any charges. The fixed decorations include: all the decoration works except the furniture and electrical appliances purchased by Party B that needs to be dismantled, including, but not limited to the following:

a)	The ceilings, walls, doors, windows, floors, lighting, signal coverage of the fixed decoration should be reserved as it is.

b)	The TV, telephone, sockets and network should be kept applicable after removing the appliances, and proper safety protections should be taken.

c)	Fire equipments such as smoke sensors, fire alarms, broadcast, sprinkler heads and fire extinguishers shall not be damaged or removed.

d)	Air conditioning system equipment and facilities such as air conditioning fan coil and new fans shall not be damaged or removed.

10)	In order to ensure the fire safety of the whole building, all the fire safety of the second renovation shall be carried out by the fire companies appointed by Party A. Johnson (York), Trane, and Carrier are the recommended brands for air conditioning fan coil, and Johnson (York), Honeywell and Siemens are the recommended brands for air conditioning controller.

Article 8 Early termination of the lease

1.	If Party A wishes to terminate the lease prior to the expiry date, Party A should give a written notice to Party B three months before the termination (except the disclaimers indicated in article 11 of this lease or otherwise required by law), and Party A shall refund Party B all the deposit and give Party B the amount of one month rent as a compensation (This compensation includes, but not limited to Party A’s liquidated damages, Party B’s renovation losses and all the other financial losses.), Party A does not need to pay for any other fees or compensations. If Party A failed to give a three-month written notice, Party B is entitled to ask for the refund of all the deposit and the amount of two-months rent as compensation, however if Party B has any breach of the lease and caused Party A to terminate the lease before expiry date, then Party A doesn’t need to pay for any compensation or liquidated damages.

2.	If Party B wishes to terminate the lease prior to the expiry date, Party B should give a written notice to Party A three months before the termination, and Party A shall only refund Party B one month rent for the deposit and hold the rest deposit as the liquidated damages. If Party B failed to give a three-month written notice, Party A is entitled to ask Party B to pay two months rent as a compensation and hold all of the deposit as liquidated damages.

3.	If both Parties want to terminate the lease prior to the expiry date, and Party B doesn’t move out according to Party A’s request, Party B shall pay double rent for the period of delay to move out, and Party A shall have the right to move out Party B’s leftover belongings without custodial responsibility (Party B is liable for all the transport costs), or Party A can also put those belonging for sale, and give back the remaining gains to Party B after taking the relevant costs and outstanding fees owed by Party B.

Article 9 Liability for breach of the lease

Party A is entitled to take, but not limited to the following action if Party B does one of the following: Unilateral termination of the lease, repossess the property without refunding Party B the deposit. If Party A is suffered from any financial losses, Party B is full liable to compensate all the losses. If Party B fails to vacate the property on time, Party A shall have the right to move out Party B’s leftover belongings without custodial responsibility (Party B is liable for all the transport costs), if Party B has outstanding fees, Party A reserves the right to put those belongings for sale or auction without going through judicial procedures, and use the funds gained from the sale to cover the outstanding fees.

1.	If Party B fails to pay for rent, utilities and air conditioning fees for over 30 days or doesn’t pay the enough amount (if the liquidated damages are involved, then liquidated damages are included).

2.	If, during renovation or use of property, Party B causes damages because of the decoration, or violates the fire and environmental regulations of People’s republic of China or any other national laws and regulations, and doesn’t make amends according to Party A’s request.

3.	Without Party A’s consent, Party B sets up advertising, logo or poster on the premises, and doesn’t make amends according to Party A’s request.

4.	Party B sub-lets or sub-lends the property or disposes Party A’s property or attached items without authorization.

5.	Upon expiry date or early termination, Party B fails to move out of the property for 5 days after the agreed date.

6.	It the property fails to acquire the fire safety qualification due to Party B’s second renovation, or Party B alters the fire construction plan without authorization, and causes Party A financial losses.

7.	Party B modifies the purpose and type of the premises, and violates the lease, but refused to make amends according to Party A’s request.

8.	Party B violates the lease and carries on illegal operations, or other illegal and criminal acts.

Article 10 confidentiality

Both parties shall keep all the information learned about the other party during signing and implementing this lease confidential. All the documents, business secrets and the supplement contract to this lease shall not be distributed or exposed to any third party. Any party who exposes or improperly uses the other party’s business secrets shall be charged RMB fifty thousand Yuan, and the party should be fully liable for all the losses caused for the other party.

Article 11 Disclaimer

During the lease period, if any event that is beyond the control of either party and prevents such party from performing its obligations under the lease, such as government policy changes, government decides to use the leased premises, or government decides to tear down the premises, the lease automatically terminates, both parties should work out the rent and other relevant fees, without having to assume liability for breach and compensation to each other.

Article 12 Notices

1.	Any documents, notices or other communications sent by either party pursuant to this lease shall be written. If they are delivered by mail, the date of receipt should be the postal mark on the letter, if one party refused to collect the mail, then the third day after the mail is sent will be the effective date. If they are delivered by hand delivery, then the date of receipt should be the date that someone signs off the delivery.

2.	The following addresses, telephones and email address are both Parties’ effective contact information:

Party A: Shenzhen Jinchenglong Entity Co. Ltd.

Address: 29th Floor, Guangda Bank Building, Zhuzilin Four Road, Futian District, Shenzhen

Telephone: 22660000

Postal code:

Email address:

Contact person: Ms Fu

Party B: Shenzhen Junlong Cultural Communication Co. Ltd.

Address: Suite 1707, 17F, Block A, GenZon Times Square, Longcheng Blvd and Longfu Blvd, Longgang District, Shenzhen

Telephone: 13922806131

Postal code:

Email address:

Contact person: Mr. Dishan Guo (ID number: 440301196405141912)

If either party changes its mailing address, telephone number, email address, or contact person, it shall promptly notify the other party in writing at least three days before the change, and acquire the reply from the other party, otherwise the party should itself bear all the responsibilities and losses.

Article 13 Other provisions

1.	This lease sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof.

2.	Any dispute that may arise in connection with this lease shall be resolved by Party A and Party B by consultation. If consultation has failed, either party may bring legal proceedings at the people’s court of competent jurisdiction in accordance with law as may be agreed by both parties.

3.	This lease is made in four counterparts, with each party hereto retaining two counterparts. All the counterparts shall have the same legal force and effect.

4.	This lease shall become effective upon signing and/or stamping by both parties.

Party A: (seal)

[Shenzhen Jinchenglong Entity Co. Ltd. (Seal)]

Authorized representative (signature):

Date: March 12, 2012

Party B: (seal)

[Shenzhen Junlong Cultural Communication Co. Ltd. (Seal)]

Authorized representative (signature):

Date: March 12, 2012